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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                       Commission File Number          000-27271
                                                             -------------------


                                  BE FREE, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


             154 Crane Meadow Road, Suite 100, Marlborough, MA 01752
--------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Common Stock, $0.01 par value per share
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
--------------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)       [X]             Rule 12h-3(b)(1)(i)       [X]
         Rule 12g-4(a)(1)(ii)      [_]             Rule 12h-3(b)(1)(ii)      [_]
         Rule 12g-4(a)(2)(i)       [_]             Rule 12h-3(b)(2)(i)       [_]
         Rule 12g-4(a)(2)(ii)      [_]             Rule 12h-3(b)(2)(ii)      [_]
                                                   Rule 15d-6                [_]

     Approximate number of holders of record as of the certification or notice
date:           One*
     -------------------------------


     * ValueClick, Inc., a Delaware corporation, is the sole holder of record of the common stock listed above as of the date hereof pursuant to the agreement and plan of merger among ValueClick, a wholly owned subsidiary of ValueClick and the registrant, which was consummated on May 23, 2002.

     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    May 23, 2002                       By: /s/ Gordon B. Hoffstein
     -------------------------------            --------------------------------
                                                    Gordon B. Hoffstein
                                                    President and Chief
                                                    Executive Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


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